BlackRock California Municipal Income Trust

File No. 811-10331

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending January 31, 2010, BlackRock California Municipal Income Trust (the “Registrant”) acquired substantially all of the assets and assumed substantially all of the liabilities of each of BlackRock California Municipal Income Trust II (“BCL”), BlackRock California Insured Municipal Income Trust (“BCK”) and BlackRock California Municipal Bond Trust (“BZA”), File Nos. 811-21125, 811-21177 and 811-21052, respectively.

The Boards of Directors of the Registrant, BCL, BCK and BZA each unanimously approved the Reorganization, and the proposal which provides for the acquisition of all of the assets and certain stated liabilities of BCL, BCK and BZA by the Registrant in exchange for shares of the Registrant; the distribution of such shares to the respective shareholders of BCL, BCK and BZA in complete liquidation thereof.

On June 23, 2009, in connection with the Reorganization, the Registrant filed a Preliminary Registration Statement on Form N-14 (File No. 333-160166) (the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of BCL, BCK and BZA.  Pre-effective Amendment No. 1 to the N-14 Registration Statement was filed on September 9, 2009 followed by a filing on Form 497 on September 23, 2009.  The N-14 Registration Statement as so amended was declared effective by the Commission on September 22, 2009.

On November 30, 2009, the shareholders of BCL, BCK and BZA approved the Reorganization at a special meeting of shareholders held for that purpose.  On February 1, 2010 (the “Reorganization Date”), pursuant to the Agreement, BCK transferred net assets valued at $97,202,618 to the Registrant and received in exchange 5,148,563 common shares and 1,253 Series F-7 preferred shares of the Registrant.  Also on the Reorganization Date, pursuant to the Agreement, BCL transferred net assets valued at $152,275,812 to the Registrant and received in exchange 7,943,932 common shares, 931 Series R-7 preferred shares and 931 Series T-7 preferred shares of the Registrant.  Finally, on the Reorganization Date, pursuant to the Agreement, BZA transferred net assets valued at $69,163,964 to the Registrant and received in exchange 3,563,275 common shares and 898 Series F-7 preferred shares of the Registrant.  Such shares were then distributed to the shareholders of BCL, BCK and BZA, respectively, on that date.

Applications for Deregistration on Form N-8F were filed by each of BCL, BCK and BZA with the Securities and Exchange Commission on February 10, 2010.